Exhibit 99.2

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma balance sheet as of September 30, 2006 gives effect to the February 16, 2007 sale of the Noma Wire and Cable Assembly Business (the “Business”) of GenTek Inc. (the “Company”), to Electrical Components International Holdings Company (“ECI”), as if the sale had occurred on September 30, 2006. The total sale price for the purpose of this unaudited condensed consolidated pro forma balance sheet as of September 30, 2006 was $75 million cash. The following unaudited condensed consolidated pro forma statement of operations for the period ended September 30, 2006 gives effect to the sale of the Business as if the sale had occurred on September 30, 2006 and the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2005 gives effect to the sale of the Business as if the sale had occurred on January 1, 2005, and additionally, gives effect to the sale of the CableTech cable and wire manufacturing business in Stouffville, Canada completed April 2006 as if the sale had occurred on January 1, 2005.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The actual amounts could differ from these estimates. The unaudited condensed consolidated pro forma financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would be achieved had the sale been consummated on the dates indicated and should not be construed as representative of future results of operations or financial position. The pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the period ended September 30, 2006.

GenTek, Inc.
Unaudited Condensed Consolidated
Pro Forma Balance Sheet
September 30, 2006
(In thousands)
	As reported	Sale transaction		Use of Proceeds		Pro Forma
ASSETS

Current assets:
Cash and cash equivalents	$5,481	$73,792	(1)	$(75,000)		$4,273
Receivables, net	139,635	(48,365)		—		91,270
Inventories	92,847	(43,238)		—		49,609
Deferred income taxes	28,012	(95)		—		27,917
Assets held for sale	1,563	—		—		1,563
Other current assets	6,697	(423)		—		6,274

Total current assets	274,235	(18,329)		(75,000)		180,906
Property, plant and equipment, net	261,182	(21,366)		—		239,816
Goodwill	156,321	(5,982)		—		150,339
Intangible assets	63,591	(9,181)		—		54,410
Deferred income taxes	1,473	—		—		1,473
Other assets	10,102	(192)		—		9,910

Total assets	$766,904	$(55,050)		$(75,000)		$636,854

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$74,690	$(37,309)		—		$37,381
Accrued liabilities	65,281	(8,039)	(2)	(3,000)		54,242
Current portion of long-term debt	4,473	(447)		—		4,026

Total current liabilities	144,444	(45,795)		(3,000)		95,649
Long-term debt	347,620	(708)		(72,000)	(3)	274,912
Pension and postretirement obligations	103,165	—		—		103,165
Other liabilities	73,163	—		—		73,163

Total liabilities	668,392	(46,503)		(75,000)		546,889
Equity	98,512	(8,547)		—		89,965
				—
Total liabilities and equity	$766,904	$(55,050)		$(75,000)		$636,854

(1) Includes $75 million of proceeds from the sale transaction.
(2) Includes $3 million of estimated transaction fees, taxes and other related payments due as a result of the sale transaction.
(3) Reflects repayment of outstanding indebtedness.

GenTek Inc.
Unaudited Condensed Consolidated
Pro Forma Statement of Operations
Nine Months Ended September 30, 2006
(In thousands)
		Discontinued
		Operations -	Continuing	Pro Forma
	As Reported	Harness	Operations	Adjustments		Pro Forma
Net revenues	662,799	202,583	460,216	—		460,216
Cost of sales	571,070	195,794	375,276	—		375,276
SGA	46,115	6,804	39,311	—		39,311
Restructuring and impairment charges	3,772	2,174	1,598	—		1,598
Pension curtailment and settlement (gains) losses	(635)	--	(635)	--		(635)

Operating profit (loss)	42,477	(2,189)	44,666	—		44,666
Interest expense	27,324	392	26,932	(3,980)	(A)	22,952
Interest income	705	155	550	—		550
Other (income) expense, net	(1,672)	(1,752)	80	--		80

Income (loss) from continuing operations before income taxes	17,530	(674)	18,204	3,980		22,184
Income tax provision (benefit)	5,644	(1,622)	7,266	1,592		8,858

Income (loss) from continuing operations	11,886	948	10,938	2,388		13,326

Earnings per share data
Income from continuing operations – basic	$1.17					$1.31
Income from continuing operations – assuming dilution	$1.10					$1.23

Shares used in computation:
Basic 10,153,829
Assuming dilution 10,818,678
(A) Adjustment to reflect reduction in interest expense due to assumed use of proceeds of sale transaction to reduce outstanding debt balances as of the beginning of the year.

GenTek Inc.
Unaudited Condensed Consolidated
Pro Forma Statement of Operations
Year Ended December 31, 2005
(In thousands)
	As Reported	Discontinued Operations		Continuing Operations	Pro Forma Adjustments		Pro Forma

		Harness	Stouffville

Net revenues	919,962	256,286	105,760	557,916	—		557,916
Cost of sales	797,695	243,515	99,926	454,254	—		454,254
SGA	74,403	13,424	4,163	56,816	—		56,816
Restructuring and impairment charges	15,822	2,025	6,808	6,989	—		6,989
Pension curtailment and settlement (gains) losses	626	--	--	626	--		626

Operating profit (loss)	31,416	(2,678)	(5,137)	39,231	—		39,231
Interest expense	29,129	733	—	28,396	(6,328)	(A)	22,068
Interest income	659	80	—	579	—		579
Other (income) expense, net	(2,630)	55	(411)	(2,274)	--		(2,274)

Income (loss) from continuing operations before income taxes	5,576	(3,386)	(4,726)	13,688	6,328		20,016
Income tax provision (benefit)	2,277	(1,763)	(2,509)	6,549	2,531		9,080

Income (loss) from continuing operations	3,299	(1,623)	(2,217)	7,139	3,797		10,936

Earnings Per Share Data
Income from continuing operations – basic	$0.33						$1.09
Income from continuing operations – assuming dilution	$0.33						$1.08

Shares used in computation:
Basic 10,040,709
Assuming dilution 10,112,952
(A) Adjustment to reflect reduction in interest expense due to assumed use of proceeds of sale transactions to reduce outstanding debt balances as of the beginning of the year. In conjunction with the repayment of debt with the proceeds from the Stouffville sale, the terms of certain outstanding debt were adjusted, which resulted in a write-off of deferred financing fees of $2.9 million, recorded during the second quarter of 2006, which has not been included in this proforma adjustment.